Exhibit 99.1

Prepayment Letter Agreement
from
YA Global Investments, L.P. to Warp 9, Inc.
Dated June 5, 2008.

YA GLOBAL INVESTMENTS, L.P.
c/o Yorkville Advisors, LLC
101 Hudson Street, Suite 3700
Jersey City, NJ, 07302

June 5, 2008

Warp 9, Inc.
50 Castilian Drive, Suite 101
Santa Barbara, CA 93117
Attn.: Harinder Dhillon, CEO and President

RE: The following documents (the "Transaction Documents") executed and delivered in connection with certain loans to Warp 9, Inc. (the "Loans"):

1. Securities Purchase Agreement by and between the YA Global Investments, L.P. (formerly, Cornell Capital Partners, L.P.) (the "Buyer") and Warp 9, Inc. (f/k/a Roaming Messenger, Inc.) (the "Company") dated as of December 28, 2005.
2. Investor Registration Rights Agreement by and between the Buyer and the Company dated as of December 28, 2005.
3. Escrow Agreement by and among the Buyer, David Gonzalez, Esq. (as escrow agent) ("Escrow Agent") and the Company dated as of December 28, 2005.
4. Irrevocable Transfer Agent Instructions among the Company, Mountain Share Transfer, Inc., and the Escrow Agent, dated as of December 28, 2005.
5. Insider Pledge and Escrow Agreement among Jonathan Lei, as pledgor, the Company, the Buyer, and the Escrow Agent, dated as of December 28, 2005.
6. Security Agreement between the Company and the Assignor, dated as of December 28, 2005.
7. Secured Convertible Debenture No. CCP-1, in the face amount of Four Hundred Thousand Dollars ($400,000) issued to the Buyer by the Company, dated December 28, 2005.
8. Secured Convertible Debenture No. CCP-2, in the face amount of Three Hundred Fifty Thousand Dollars ($350,000) issued to the Buyer by the Company, dated January 30, 2006.
9. Secured Convertible Debenture No. CCP-3, in the face amount of Four Hundred Fifty Thousand Dollars ($450,000) issued to the Buyer by the Company, dated May 10, 2006.

Gentlemen:

The purpose of this letter is to confirm our agreement to accept repayment of the Loans in consideration of a payment in the amount of $620,846 (the "Repayment Sum") which consists of the following:

a. principal in the amount of $385,426 (the "Principal Balance"), plus
b. accrued interest through June 2, 2008 in the amount of $196,878, plus

c. a prepayment premium of $38,542 (representing a 10% prepayment premium).

The Buyer will accept the Repayment Sum in accordance with the terms of this letter anytime before the close of business on June 9, 2008. Upon our receipt of the Repayment Sum, we will mark all the original Transaction Documents as cancelled, return the original Debentures to you, instruct the Escrow Agent to return to you the share certificate for the Pledged Shares (as defined in, and pledged under the Insider Pledge and Escrow Agreement) and related stock power, submit any additional documents to the Escrow Agent that are necessary to evidence the release of all liens and security interests by us in the assets of Warp 9, Inc., and the Loans will be recorded on our records as having been paid in full.

You expressly acknowledge that we will retain all the warrants issued to us by you pursuant to Section 4(g)(iv) of the above referenced Securities Purchase Agreement. We expressly agree that other than Repayment Sum, we are not entitled to any other consideration or payment in any form for the complete discharge of the Loans.

Sincerely,

YA GLOBAL INVESTMENTS, L.P.
By: Yorkville Advisors, LLC
Its: Investment Manager

By: ______________________
Mark Angelo, Portfolio Manager